Exhibit 21.01

SUBSIDIARIES OF THE REGISTRANT

Subsidiaries	State or Other Jurisdiction of Incorporation or Organization
Amyris Fuels, LLC	Delaware
AB Technologies LLC	Delaware
SMA Indústria Química Ltda.	Brazil
Amyris Bio Products Portugal, Unipessoal, Lda.	Portugal